Exhibit 99.2

Bullpen Parlay Acquisition Company Announces Closing of Initial Public Offering and Full Exercise of the Underwriter’s Over-Allotment Option

December 07, 2021

SAN FRANCISCO—(BUSINESS WIRE)—Bullpen Parlay Acquisition Company (NASDAQ: BPAC) (the “Company”) today announced the closing of its initial public offering of 23,000,000 units at a price of $10.00 per unit, which includes 3,000,000 units issued pursuant to the exercise of the underwriter’s over-allotment option, for aggregate gross proceeds to the Company of $230,000,000. The Company’s units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “BPAC.U” on December 3, 2021. Each unit issued in the offering consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “BPAC,” and “BPACW,” respectively.

Citigroup Global Markets Inc. acted as the sole book-running manager in the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on December 2, 2021. The offering was made only by means of a prospectus, copies of which may be obtained, when available, by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone: 800-831-9146. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bullpen Parlay Acquisition Company

Bullpen Parlay Acquisition Company is a newly incorporated blank check company formed as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering, which could cause actual results to differ from the forward- looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact information:
Bullpen Parlay Acquisition Company
support@bullpenparlayacquisitioncorp.com